Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Related to the Preliminary Prospectus Supplement dated November 13, 2025
Registration Number 333-291491
333-291491-01
333-291491-02
333-291491-03

GENPACT UK FINCO PLC
GENPACT USA, INC.
GENPACT LIMITED
GENPACT LUXEMBOURG S.À R.L.

$350,000,000 4.950% Senior Notes due 2030

Pricing Term Sheet

November 13, 2025

The information in this pricing term sheet supplements the Issuers’ preliminary prospectus supplement, dated November 13, 2025 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuers:	Genpact UK Finco plc Genpact USA, Inc.
Guarantors:	Genpact Limited Genpact Luxembourg S.à r.l.
Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB-
Security Title:	4.950% Senior Notes due 2030
Offering Format:	SEC registered
Pricing Date:	November 13, 2025
Settlement Date**:	November 18, 2025 (T+3)
Maturity Date:	November 18, 2030
Interest Payment Dates:	May 18 and November 18, commencing May 18, 2026
Principal Amount:	$350,000,000
Benchmark Treasury:	UST 3.625% due October 31, 2030
Benchmark Treasury Price / Yield:	99-22¼ / 3.693%
Spread to Benchmark Treasury:	+135 bps
Yield to Maturity:	5.043%
Coupon:	4.950%
Public Offering Price:	99.593% of the principal amount, plus accrued interest, if any, from November 18, 2025
Optional Redemption Provisions:
Make-Whole Call:	Prior to October 18, 2030, T+25 bps
Par Call:	On or after October 18, 2030
CUSIP / ISIN:	37256E AA0 / US37256EAA01
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BofA Securities, Inc. Goldman Sachs & Co. LLC TD Securities (USA) LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

The Issuers have filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.